Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-224371 on Form N-1A of our report dated November 20, 2023, relating to the financial statements and financial highlights of BlackRock Sustainable Low Duration Bond Fund of BlackRock Funds V (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended September 30, 2023, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
January 22, 2024